Exhibit 99.1

LEXARIA AND NEUTRISCI ANNOUNCE SUCCESSFUL CANNABINOID TABLET
DEVELOPMENT AND POSITIVE RESULTS FROM INITIAL HUMAN
OBSERVATIONAL TRIALS.

Kelowna, BC – January 19, 2017 - Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) and NeutriSci International Inc. (the "Company" or "NeutriSci") (TSX-V: NU, Frankfurt-1N9) are pleased to announce the successful development and initial trial of the industry’s first zero-sugar cannabinoid / pterostilbene edible tablet utilizing both Neutrisci’s and Lexaria’s proprietary and patented technologies.

Neutrisci’s proprietary pterostilbene tablet formula was used to produce the world’s first pterostilbene / cannabidiol (CBD) rapid melt edible product offering the benefits of Lexaria’s patented CBD conjugation technology. The market-ready tablet offers improvements in taste, rapidity of onset, and strength of effect due to greater bioavailability, as had been originally hypothesized.

After trial batch formulation and manufacturing was completed, observational human tests supported that the user will experience the effects faster and last longer while utilizing smaller amounts of cannabinoid than competing products. The above noted benefits offer manufacturing efficiencies over competing products, thus potentially increasing comparative profitability.

NeutriSci and Lexaria confirm the companies expect to officially bind the JV agreement to market and commercialize a line of edible products using CBD derived from full spectrum hemp oil, which is federally legal in the United States, to be followed by tetrahydrocannabinol (THC) versions through distribution programs with both existing and planned new strategic partners. With successful first-stage formulation and human evaluation completed, the companies expect to conclude a working JV structure as soon as possible to financially capitalize on this unique opportunity.

“This joint venture is a demonstration of the rapid innovation occurring in the cannabis industry,” commented Chris Bunka, CEO of Lexaria Bioscience. “We are excited to work with NeutriSci; to combine both technology and form factor to develop healthy cannabinoid products to be sold within NeutriSci’s international distribution network.”

“We are very pleased with the results of this product formulation and observational trial, as the initial results have be invaluable in helping NeutriSci open dialogue with several of the world’s largest CBD manufactures and distributors”, commented Glen Rehman, President of NeutriSci International. “The idea to use our sublingual tablet and form factor to create a new line of zero-sugar and dose-controlled cannabinoid edible products will become a reality.”

Following the recent approvals for recreational use in certain US states, Industry researchers have reported that the legal cannabis market could exceed $20 Billion by 2020.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

About NeutriSci International Inc.: NeutriSci specializes in the innovation, production and formulation of nutraceutical products. Established in 2009, NeutriSci has focused on the development of several breakthrough nutraceutical products with an initial focus on areas such as heart and cholesterol health, sleep deprivation therapies, immune defense as well as men's prostate and sexual health. NeutriSci continues to build strong relationships and distribution channels for its BluScience™ and NeuEnergy™ products with retailers throughout the United States. NeutriSci is focusing efforts in strengthening sustainable sales models with Convenience, Chain Drug, and Mass Market and Supermarket retailers.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that the market-ready tablet offers improvements in taste, rapidity of onset, and strength of effect due to greater bioavailability, that the user will experience the effects faster and last longer while utilizing smaller amounts of cannabinoids than competing products, or that any JV agreement to market and commercialize a line of edible products using CBD derived from full spectrum hemp oil, or from tetrahydrocannabinol will ever be entered. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent applications and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that any license agreement, corporate activity in the hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the granted patent. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria Energy Foods and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.